Torrid Reports Third Quarter Fiscal 2022 Results and Updates Fiscal 2022 Outlook

•Delivered Net Sales and Adjusted EBITDA within our expectations
•Updates Fiscal 2022 Net Sales and Adjusted EBITDA Outlook

CITY OF INDUSTRY, Calif. – December 8, 2022 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced its financial results for the quarter ended October 29, 2022.

Lisa Harper, Chief Executive Officer, stated, “For the third quarter, we delivered net sales and adjusted EBITDA that were within our expectations, all while navigating a challenging and promotional macroenvironment. Customers responded favorably to our new merchandise offerings, including our Studio collection. Similar to other retailers, we experienced a slowdown in sales trends during October. This deceleration coincided with our comparable Torrid Cash event, which significantly impacted our overall performance. We continue to focus on right-sizing our inventories, improving the balance of our assortments, and offering innovative products. Looking ahead, we believe that our strategic priorities will position us to deliver consistent profitable sales and margin growth over the long term.”

Financial Highlights for the Third Quarter
·Net sales decreased 5.3% to $290.0 million compared to the third quarter of last year. Comparable sales1 decreased 8% in the third quarter.
·Gross profit margin was 31.6% compared to 40.9% in the third quarter of last year. Approximately 850 basis points of the decline was due to higher discounts and promotions related to inventory clearance activity compared to last year. The remainder of the decline was inflationary and related to higher product and transportation costs which were partially offset by pricing actions.
·Net income was $7.3 million, or $0.07 per share, compared to net loss of $58.9 million, or a loss of $0.54 per share in the third quarter of last year. There was no adjustment to net income in the third quarter of fiscal 2022, but for comparison purposes, adjusted net income2 for the third quarter of last year was $27.8 million, or $0.25 per share.
·Adjusted EBITDA2 was $32.1 million, or 11.1% of net sales, compared to $55.2 million, or 18.0% of net sales, in the third quarter of last year.
·Opened three Torrid stores and two Curv stores in the third quarter and closed three stores. The total store count at quarter end was 629 stores.

Cash Flow

Cash and cash equivalents at the end of the third quarter totaled $18.6 million. Total liquidity at the end of the third quarter, including available borrowing capacity under our revolving credit agreement, was $159.4 million.

Outlook
For the fourth quarter of fiscal 2022 the Company expects:
·Net sales between $285 million and $300 million.
·Adjusted EBITDA2 between $9 million and $14 million.

For the full year fiscal 2022 the Company now expects:
·Net sales between $1.244 billion and $1.259 billion.
·Adjusted EBITDA2 between $145 million and $150 million.
·Capital expenditures of between $27 and $30 million reflecting infrastructure and technology investments as well as approximately 27 new stores for the year.

The above outlook is based on several assumptions, including, but not limited to, the macro challenges in the industry continuing into fiscal 2022 as well as higher raw material and labor costs, which are expected to be more pronounced this year. While COVID-19-related restrictions have eased in recent months, a level of uncertainty remains regarding potential supply chain disruption during fiscal 2022. See “Forward-Looking Statements” for additional information.

Conference Call Details
A conference call to discuss the Company’s third quarter fiscal 2022 results is scheduled for December 8, 2022, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers, conference ID 13733736. The conference call will also be webcast live at investors.torrid.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international callers, conference ID 13733736. An archive of the webcast will be available on Torrid’s investor relations website.

Notes

(1)Comparable sales for any given period are defined as the sales of Torrid’s e-Commerce operations and stores that it has included in its comparable sales base during that period. The Company includes a store in its comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. The computation of comparable sales includes results from stores that were temporarily closed due to COVID-19. Partial fiscal months are excluded from the computation of comparable sales. Comparable sales allow the Company to evaluate how its unified commerce business is performing exclusive of the effects of new store openings. The Company applies current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison.

(2)Adjusted EBITDA and Adjusted net income (loss) are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and the accompanying tables for a reconciliation to the most comparable GAAP measures. The Company does not provide reconciliations of the forward-looking non-GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

About Torrid
Torrid is a direct-to-consumer brand of apparel, intimates and accessories in North America targeting the 25- to 40-year old woman who wears sizes 10 to 30. Torrid is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures such as Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other expense (income), plus provision for income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, and other expenses. Adjusted net income (loss) represents GAAP net income (loss) plus remeasurement adjustments for share-based compensation, net of tax. Adjusted earnings (loss) per share represents Adjusted net income (loss) divided by the diluted weighted average number of shares outstanding at the end of the period.

We believe Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share facilitate operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations.

Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results and as a benchmark to determine certain non-equity incentive payments made to executives. We use Adjusted net income (loss) and Adjusted earnings (loss) per share to facilitate operating performance comparisons by isolating the effects of share-based compensation that vary from period to period and across our peer companies without any correlation to ongoing operating performance.
Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share have limitations as analytical tools. These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to or substitutes for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as alternatives to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, all statements we make relating to our expected fourth quarter of fiscal 2022, our full year fiscal 2022 performance and our plans and objectives for future operations, growth or initiatives are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Torrid’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including: successful management of risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities, customer services and operations; changes in consumer spending and general economic conditions; inflationary pressures with respect to labor and raw materials and global supply chain constraints that could increase our expenses; our ability to identify and respond to new and changing product trends, customer preferences and other related factors; our dependence on a strong brand image; damage to our reputation arising from our use of social media, email and text messages; increased competition from other brands and retailers; our reliance on third parties to drive traffic to our website; the success of the shopping centers in which our stores are located; our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers; our dependence upon independent third parties for the manufacture of all of our merchandise; availability constraints and price volatility in the raw materials used to manufacture our products; interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain; our sourcing a significant amount of our products from China; shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facilities (including as a result of COVID-19); our reliance upon independent third-party transportation providers for substantially all of our product shipments; our growth strategy; our leasing substantial amounts of space; our failure to attract and retain employees that reflect our brand image, embody our culture and possess the appropriate skill set; our reliance on third-parties for the provision of certain services, including distribution and real estate management; our dependence upon key executive management; our reliance on information systems;

system security risk issues that could disrupt our internal operations or information technology services; unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise; our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; payment-related risks that could increase our operating costs or subject us to potential liability; claims made against us resulting in litigation; changes in laws and regulations applicable to our business; regulatory actions or recalls arising from issues with product safety; our inability to protect our trademarks or other intellectual property rights; our substantial indebtedness and lease obligations; restrictions imposed by our indebtedness on our current and future operations; changes in tax laws or regulations or in our operations that may impact our effective tax rate; the possibility that we may recognize impairments on long-lived assets; our failure to maintain adequate internal controls; and the threat of war, terrorism or other catastrophes that could negatively impact our business, including as a result of the current conflict between Russia and Ukraine.

The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2022 and in our other filings with the SEC. You should evaluate all forward-looking statements made in this communication in the context of these risks and uncertainties.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect.

The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Investors
Vince Adams
IR@torrid.com

Media
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag / Arielle Rothstein / Lyle Weston
Media@torrid.com

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended October 29, 2022	Three Months Ended October 30, 2021
Net sales	$ 290,034	$ 306,241
Cost of goods sold	198,263	181,094
Gross profit	91,771	125,147
Selling, general and administrative expenses	59,180	66,399
Marketing expenses	12,638	15,023
Income from operations	19,953	43,725
Interest expense	8,390	6,104
Interest income, net of other expense (income)	147	(12)
Income before provision for income taxes	11,416	37,633
Provision for income taxes	4,139	96,535
Net income (loss)	$ 7,277	$ (58,902)
Comprehensive income (loss):
Net income (loss)	$ 7,277	$ (58,902)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(465)	45
Total other comprehensive (loss) income	(465)	45
Comprehensive income (loss)	$ 6,812	$ (58,857)
Net earnings (loss) per share:
Basic	$ 0.07	$ (0.54)
Diluted	$ 0.07	$ (0.54)
Weighted average number of shares:
Basic	103,623	110,078
Diluted	103,805	110,078

TORRID HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share data)

	October 29, 2022	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$ 18,559	$ 29,025
Restricted cash	318	262
Inventory	199,877	170,608
Prepaid expenses and other current assets	23,464	14,686
Prepaid income taxes	1,153	6,345
Total current assets	243,371	220,926
Property and equipment, net	115,745	127,565
Operating lease right-of-use assets	181,701	209,637
Deposits and other noncurrent assets	10,234	7,100
Deferred tax assets	4,873	4,873
Intangible asset	8,400	8,400
Total assets	$ 564,324	$ 578,501
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 109,336	$ 77,448
Accrued and other current liabilities	102,085	138,708
Operating lease liabilities	46,211	45,716
Borrowings under credit facility	2,150	—
Current portion of term loan	16,144	20,519
Due to related parties	15,486	14,622
Income taxes payable	3,093	—
Total current liabilities	294,505	297,013
Noncurrent operating lease liabilities	176,721	207,049
Term loan	308,733	320,841
Deferred compensation	4,172	6,873
Other noncurrent liabilities	9,277	5,044
Total liabilities	793,408	836,820
Commitments and contingencies
Stockholders' deficit
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 103,641,356 shares issued and outstanding at October 29, 2022; 107,857,625 shares issued and outstanding at January 29, 2022	1,036	1,078
Additional paid-in capital	125,646	118,286
Accumulated deficit	(355,362)	(377,759)
Accumulated other comprehensive (loss) income	(404)	76
Total stockholders' deficit	(229,084)	(258,319)
Total liabilities and stockholders' deficit	$ 564,324	$ 578,501

TORRID HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Nine Months Ended October 29, 2022	Nine Months Ended October 30, 2021
OPERATING ACTIVITIES
Net income (loss)	$ 54,053	$ (7,190)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write down of inventory	1,750	510
Operating right-of-use assets amortization	31,209	31,010
Depreciation and other amortization	28,120	26,790
Write off of unamortized original issue discount and deferred financing costs for Amended Term Loan Credit Agreement	—	5,231
Share-based compensation	7,568	157,238
Deferred taxes	—	1,534
Other	(603)	106
Changes in operating assets and liabilities:
Inventory	(31,341)	(53,347)
Prepaid expenses and other current assets	(8,778)	(2,448)
Prepaid income taxes	5,192	(26,813)
Deposits and other noncurrent assets	(3,255)	(3,152)
Accounts payable	31,447	11,046
Accrued and other current liabilities	(35,824)	29,986
Operating lease liabilities	(31,230)	(36,945)
Other noncurrent liabilities	4,345	189
Deferred compensation	(2,701)	490
Due to related parties	864	354
Income taxes payable	3,093	(9,336)
Net cash provided by operating activities	53,909	125,253
INVESTING ACTIVITIES
Purchases of property and equipment	(17,087)	(11,342)
Net cash used in investing activities	(17,087)	(11,342)
FINANCING ACTIVITIES
Capital distribution to Torrid Holding LLC	—	(300,000)
Proceeds from revolving credit facility	632,125	—
Principal payments on revolving credit facility	(629,975)	—
Deferred financing costs for revolving credit facility	—	(688)
Repurchase of common stock	(31,700)	—
Principal payments on New Term Loan Credit Agreement and repayment of Amended Term Loan Credit Agreement and related costs	(17,500)	(212,775)
Proceeds from New Term Loan Credit Agreement, net of original issue discount and deferred financing costs	—	340,509
Proceeds from issuances under share-based compensation plans	613	225
Withholding tax payments related to vesting of restricted stock units and awards	(558)	(1,685)
Net cash used in financing activities	(46,995)	(174,414)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(237)	(601)
Decrease in cash, cash equivalents and restricted cash	(10,410)	(61,104)
Cash, cash equivalents and restricted cash at beginning of period	29,287	123,215
Cash, cash equivalents and restricted cash at end of period	$ 18,877	$ 62,111
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the revolving credit facility and term loans	$ 14,158	$ 16,303
Cash paid during the period for income taxes	$ 15,219	$ 47,133
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and accrued liabilities	$ 3,355	$ 4,496

The following table provides a reconciliation of Net income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended
	October 29, 2022	October 30, 2021
Net income (loss)	$ 7,277	$ (58,902)
Interest expense	8,390	6,104
Interest income, net of other expense (income)	147	(12)
Provision for income taxes	4,139	96,535
Depreciation and amortization(A)	8,849	8,482
Share-based compensation(B)	2,913	2,450
Non-cash deductions and charges(C)	375	306
Other expenses(D)	20	215
Adjusted EBITDA	$ 32,110	$ 55,178

(A)Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B)Prior to the consummation of our IPO on July 6, 2021, share-based compensation was determined based on the remeasurement of our liability-classified incentive units.
(C)Non-cash deductions and charges includes losses on property and equipment disposals and the net impact of non-cash rent expense.
(D)Other expenses include IPO-related transaction fees and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.

The following table provides a reconciliation of Net loss to Adjusted net income for the period presented (in thousands, except per share data):

Three Months Ended
October 30, 2021
Net loss	$(58,902)
Remeasurement adjustments net of income taxes	86,685
Adjusted net income	$27,783

Basic and diluted weighted average shares outstanding	110,078
Loss per share	$(0.54)
Adjusted earnings per share	$0.25